Exhibit 2.1

“THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***]”

ASSET PURCHASE

AND

EXCLUSIVE LICENSE AGREEMENT

by and between

Arrowhead Research Corporation,
a Delaware corporation

and

Novartis Institutes for BioMedical Research, Inc.,
a Delaware corporation

March 3, 2015

TABLE OF CONTENTS

			Page
ARTICLE 1 Definitions			1
Section	1.01.	Definitions	1
Section	1.02.	Other Definitional and Interpretative Provisions	14
ARTICLE 2 Closing			14
Section	2.01.	Purchase, Sale and Transfer	14
Section	2.02.	Grant of Exclusive License	15
Section	2.03.	Purchase Price	15
Section	2.04.	Closing	15
Section	2.05.	Understanding Regarding Assignment of Licenses and Rights	16
Section	2.06.	Patent Prosecution	18
Section	2.07.	IP Enforcement	18
Section	2.08.	Legends	20
ARTICLE 3 Representations and Warranties Of Novartis			21
Section	3.01.	Corporate Authorization	21
Section	3.02.	Governmental Authorization	21
Section	3.03.	Non-contravention	22
Section	3.04.	Assigned Licenses	22
Section	3.05.	Litigation	22
Section	3.06.	Intellectual Property	23
Section	3.07.	Finders’ Fees	25
Section	3.08.	Accredited Investor; Purchase for Investment	25
ARTICLE 4 Representations and Warranties of Arrowhead			26
Section	4.01.	Corporate Existence and Power	26
Section	4.02.	Corporate Authorization	26
Section	4.03.	Governmental Authorization	26
Section	4.04.	Non-contravention	26
Section	4.05.	Financing	27
Section	4.06.	Arrowhead Stock	27
Section	4.07.	Capitalization	27
Section	4.08.	Arrowhead Subsidiaries	27
Section	4.09.	SEC Filings	27
Section	4.10.	Arrowhead Financial Statements	28
Section	4.11.	Absence of Certain Changes	29
Section	4.12.	No Undisclosed Material Liabilities	29
Section	4.13.	Litigation	29
Section	4.14.	Compliance with Laws and Court Orders	29
Section	4.15.	Taxes	29
Section	4.16.	Antitakeover Statutes	30
Section	4.17.	Finders’ Fees	30
Section	4.18.	No Other Representations	30

i

			Page
ARTICLE 5 CERTAIN COVENANTS OF ARROWHEAD AND NOVARTIS			31
Section	5.01.	Reasonable Best Efforts; Further Assurances	31
Section	5.02.	Public Announcements	31
Section	5.03.	Arrowhead Access to Information	32
Section	5.04.	Novartis Access to Information; Cooperation on Certain Matters	33
Section	5.05.	Listing of Arrowhead Stock	33
Section	5.06.	Legend Removal	33
Section	5.07.	Notices of Certain Events	33
Section	5.08.	Patent Service Providers	34
Section	5.09.	Covenant Not to Challenge Patent Rights	34
Section	5.10.	Further Assurances; Preservation of Privilege	35
Section	5.11.	Technology Transfer Assistance	35
ARTICLE 6 CERTAIN COVENANTS RELATING TO ARROWHEAD PRODUCTS			36
Section	6.01.	Rights of First Negotiation	36
Section	6.02.	Royalty Payments	39
Section	6.03.	Milestone Payments	40
ARTICLE 7 SURVIVAL; INDEMNIFICATION			43
Section	7.01.	Survival	43
Section	7.02.	Indemnification	43
Section	7.03.	Third Party Claim Procedures	44
Section	7.04.	Direct Claim Procedures	46
Section	7.05.	Calculation of Damages	46
Section	7.06.	Assignment of Claims	47
Section	7.07.	Exclusivity	47
ARTICLE 8 MISCELLANEOUS			48
Section	8.01.	Notices	48
Section	8.02.	Amendments and Waivers	48
Section	8.03.	Expenses	49
Section	8.04.	Successors and Assigns	49
Section	8.05.	Governing Law	49
Section	8.06.	Jurisdiction	50
Section	8.07.	WAIVER OF JURY TRIAL	50
Section	8.08.	Counterparts; Effectiveness; Third Party Beneficiaries	50
Section	8.09.	Entire Agreement	50
Section	8.10.	Severability	51
Section	8.11.	Disclosure Schedules; Arrowhead SEC Documents	51
Section	8.12.	Specific Performance	51
Section	8.13.	Waiver of Conflicts Regarding Representation; Non-assertion of Attorney-Client Privilege	52

ii

ASSET PURCHASE AND EXCLUSIVE LICENSE AGREEMENT

ASSET PURCHASE AND EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) dated as of March 3, 2015 (the “Effective Date”) by and between Arrowhead Research Corporation, a Delaware corporation (“Arrowhead”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation (“Novartis”).

W I T N E S S E T H:

WHEREAS, Novartis is engaged in the business of discovering and developing products in the RNAi Field (as defined below) and owns or Controls certain Intellectual Property Rights and Information (as each such term is defined below) associated therewith;

WHEREAS, Novartis wishes to sell to Arrowhead the Intellectual Property Rights and Information owned by Novartis that relate exclusively to the RNAi Field and to grant to Arrowhead an exclusive license under the Intellectual Property Rights and Information of Novartis that are necessary for developing and commercializing products in the RNAi Field but which do not relate exclusively to the RNAi Field; and

WHEREAS, Arrowhead desires to purchase from Novartis such Intellectual Property Rights and Information that relate exclusively to the RNAi Field and to receive an exclusive license of such other Intellectual Property Rights and Information of Novartis, upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the terms and conditions and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquired RNAi Assets” means the Assigned RNAi IP, the Assigned Licenses and the Assigned Other RNAi Assets.

“Affiliate” means, with respect to a Party, any entity or Person that controls, is controlled by, or is under common control with that Party. Solely for the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity.  The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Arrowhead Disclosure Schedule” means the disclosure schedule delivered concurrently herewith by Arrowhead to Novartis and dated as of the date hereof.

“Arrowhead Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Arrowhead and the Arrowhead Subsidiaries, taken as a whole, excluding any effect resulting from (a) changes in GAAP or the interpretation thereof, (b) changes in the general economic or political conditions or financial markets in the United States or elsewhere in the world, (c) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Arrowhead and the Arrowhead Subsidiaries operate or (d) acts of war, sabotage or terrorism or natural disasters.

“Arrowhead RNAi Product” means any product which includes exogeneous double-stranded oligonucleotide molecules (i.e., RNA or modified variants thereof) to effect the cleavage of cellular RNA through the utilization of the guide strand in the cellular NA-induced silencing complex (RISC).

“Arrowhead SEC Documents” has the meaning set forth in Section 4.09(a).

“Arrowhead Stock” means the common stock, par value $0.001 per share, of Arrowhead.

“Arrowhead Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by Arrowhead.

“Assigned License” has the meaning set forth in Section 2.01(c).

“Assigned Other RNAi Assets” means the Assigned RNAi Books and Records and Regulatory Materials, research and toxicology reports, methods of synthesis, clinical plans, market diligence, drug substance, drug product and similar items or materials (in each case, other than the Assigned RNAi IP and the Assigned Licenses) that (a) specifically relate to (i) any of the Novartis RNAi Programs, (ii) any RNAi-related chemistry programs heretofore carried out by Novartis or any of its Affiliates, including any RNAi formats, modifications, formulations and delivery strategies developed or used by Novartis or any of its Affiliates or (iii) material target identity and target validation data for RNAi projects heretofore carried out by Novartis or any of its Affiliates or (b) otherwise exclusively relate to the Novartis RNAi Business or the RNAi Field.

“Assigned RNAi Books and Records” means original or true and complete copies of  the books, records, files, work papers, laboratory notebooks, and other written or printed documents that are owned by Novartis or any of its Affiliates as of the Effective Date to the extent any of the foregoing contain Assigned RNAi Information.

“Assigned RNAi Information” means the Information owned or Controlled by Novartis or any of its Affiliates that is used exclusively in the Novartis RNAi Business or that exclusively relates to the RNAi Field, including Information used or generated in connection with or relating to (a) Novartis RNAi Programs, or (b) any RNAi-related chemistry programs heretofore carried out by Novartis or any of its Affiliates, including any RNAi formats, modifications, formulations and delivery strategies developed or used by Novartis or any of its Affiliates and (c) material target identity and target validation data for RNAi projects heretofore carried out by Novartis or any of its Affiliates, together with the Intellectual Property Rights (other than Patent Rights) embodied in or exclusively relating to any of the foregoing.

“Assigned RNAi IP” means the Assigned RNAi Patents and the Assigned RNAi Information.

“Assigned RNAi Patents” has the meaning set forth in Section 2.01(a).

“Assignment Prohibition” has the meaning set forth in Section 2.06.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Category 1 Target” means each of [***] and [***].

“Category 2 Target” means [***].

“Change of Control” means, with respect to any Party, (a) a sale of all or substantially all of the assets, voting stock or securities of such Party, (b) a merger, reorganization, spin-off or consolidation involving such Party, in which the holders of common stock or similar equity interests of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of its successor entity or (c) the acquisition by any other Person, or group of other Persons acting in concert, of fifty percent (50%) or more of the voting equity securities of such Party.

“Ciba-Isis Agreement” means, collectively, the agreements between Isis Pharmaceuticals and Ciba-Geigy Limited, dated February 13, 1996, June 3, 1996 and November 9, 1998.

“Clinical Trial” means any human clinical trial of an RNAi Product, such as those described in 21 C.F.R. § 312.21, or a human clinical trial prescribed by the Regulatory Authorities in a foreign country.

“Closing” has the meaning set forth in Section 2.05.

“Combination Product” means any product that contains, in addition to a RNAi Product (or pharmaceutically active ingredient thereof), one or more other pharmaceutically active ingredients that are not RNAi Products.

“Commercially Reasonable Efforts” means, where applied to carrying out specific tasks and obligations of a Party under this Agreement, expending commercially reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors) would normally use to accomplish a similar task or obligation under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to Arrowhead’s obligations in Section 6.04(a) to the manufacture, development and commercialization of an RNAi Product, such efforts shall be substantially equivalent to those efforts and resources commonly used in the pharmaceutical or biotechnology industry by a similarly situated company of similar size and experience in the exercise of its reasonable business discretion with respect to a product with similar characteristics at a similar stage in its development or product life, that is of similar commercial potential, taking into account actual or potential issues including, but not limited to, issues relating to efficacy, safety, manufacturing, quality, supply, regulatory or market exclusivity, Patents and intellectual property protection, product profile, labelling, pricing, reimbursement, distribution, market potential, competitive conditions, the regulatory environment, and any other technical, legal, scientific, medical, operational or commercial factors that could reasonably be expected to affect the profitability of such product by such Party in an active and ongoing program to manufacture, develop and commercialize a product owned by it or to which it has exclusive rights, which product is of similar economic potential as the RNAi Product, and at a similar stage in its development or product life as the RNAi Product.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or Information, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or other right (as applicable) under such Intellectual Property Right or Information to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party, or misappropriating the Information of a Third Party.

“Cover,” “Covered” or “Covering” means that an issued or applied for patent claim encompasses a particular process, method, machine, article of manufacture, or composition of matter, such that any making, using, offering to sell, selling, supplying, importing or exporting of the process, method, machine, article of manufacture, or composition of matter, without a license, would (a) in the case of any such issued patent claim, constitute infringement of such patent claim or (b) in the case of any such applied for patent claim, constitute infringement of such patent claim were such patent claim to issue.

“Current Representation” has the meaning set forth in Section 8.13.

“Damages” has the meaning set forth in Section 7.02(a).

“Deductible” has the meaning set forth in Section 7.02(c).

“Designated Person” has the meaning set forth in Section 8.13.

“Data Package” has the meaning set forth in Section 6.01(c).

“Enforcing Party” has the meaning set forth in Section 2.08.

“Exclusive License” has the meaning set forth in Section 2.02.

“Exclusivity Agreement” means that certain letter agreement between Novartis and Arrowhead, dated September 26, 2014, as amended.

“Exclusivity Period” has the meaning set forth in Section 6.01(e).

“Initial Target” means each of [***], [***] and [***]. These targets are collectively referred to herein as the “Initial Targets”.

“FDA” means the U.S. Food and Drug Administration or any successor entity.

“First Commercial Sale” means, with respect to any RNAi Product in any given country, (a) the date following the receipt of any applicable Regulatory Approval on which such RNAi Product is first sold in such country by Arrowhead or any of its Affiliates, or its or their respective licensee or sublicensee, to or for the benefit of end-users of such RNAi Product or (b) if no such Regulatory Approval is required, the date on which such RNAi Product is first commercially launched in such country for sale to or for the benefit of end-users of such product.

“GAAP” means generally accepted accounting principles in the United States.

“Generic Version” has the meaning set forth in Section 6.02.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“IFRS” means International Financial Reporting Standards.

“Indemnified Party” has the meaning set forth in Section 7.03(a).

“Indemnifying Party” has the meaning set forth in Section 7.03(a).

“Information” means any information, discoveries, developments and inventions, trade secrets or technology, whether or not patentable or proprietary and whether stored or transmitted in oral, documentary, electronic or other form.  Information shall include ideas, concepts, formulas, compositions, plans, documents, results and data of any type, in any tangible or intangible form, including without limitation, works of authorship, databases, practices, methods, designs, processes, procedures, protocols and techniques, specifications, biological materials, master batch records, technology, formulations, formulae, knowledge, know-how, including any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and pre-clinical data, clinical trial results, and manufacturing know-how, information, plans and skills, information in customer lists and purchasing records, supplier lists, physician call lists, experience, training materials, test data, including pharmacological, biological, chemical, biochemical, toxicological, safety and pre-clinical or clinical information or test data, analytical, quality assurance and quality control data, stability data, studies and procedures, technical data, and patent and other legal information or descriptions.

“Initiation” of a Clinical Trial means the first dosing of the first subject in such Clinical Trial.  “Initiate” has a correlative meaning.

“Intellectual Property Right(s)” means any and all intellectual property rights arising from or associated with the following, protected, created or arising under Applicable Law: (a) Patent Rights, including provisional, design and utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing; (b) Information, including know-how, processes, methods and other information protected as trade secrets under Applicable Law; (c) Trademarks and the applications for registration and registrations thereof; (d) rights to protect and limit the use or disclosure of trade secrets and confidential information; (e) copyrights (registered and unregistered), copyright applications, and copyright registrations; and (f) other similar types of proprietary intellectual property rights.

“IP Assignment Agreements” means the Intellectual Property Rights assignment agreements substantially in the form of Exhibit A.

“Joined Party” has the meaning set forth in Section 2.08.

“Joint Counsel” has the meaning set forth in Section 2.07(b).

“knowledge of Arrowhead,” “Arrowhead’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Chris Anzalone, Bruce Given, David Lewis, James Hamilton, Patrick O’Brien and Kenneth Myszkowski, after due inquiry.

“knowledge of Novartis,” “Novartis’ knowledge” or any other similar knowledge qualification or reference in this Agreement means to the actual knowledge of John Hastewell, Gary Sutton, and Frank Wu, after due inquiry.

“Licensed RNAi IP” means the Licensed RNAi Patents, the Intellectual Property Rights licensed to Novartis under the Ciba-Isis Agreement, and any other Intellectual Property Rights and Information (in each case, other than Assigned RNAi IP) owned or Controlled by Novartis or any of its Affiliates that Cover, are necessary for or that otherwise specifically relate to the Novartis RNAi Business or the RNAi Field.

“Licensed RNAi Patents” means the Patent Rights that are listed on Section 2.02 of the Novartis Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Net Sales” means, with respect to a given period of time, gross sales of RNAi Products by Arrowhead, its Affiliates and its or its Affiliates’ licensees in such period, less the following deductions that are actually incurred, allowed, paid, accrued or specifically allocated to such gross sales of RNAi Products (all as determined in accordance with GAAP or, if such sales are made by a Person that does not report sales in accordance with GAAP, in accordance with IFRS, in either case as consistently applied by Arrowhead, its Affiliates and its or its Affiliates’ licensees in its officially audited statements):

(a)credits or allowances actually granted for damaged RNAi Products, recalls returns or rejections of RNAi Products, price adjustments, billing errors write offs of bad debt or allowances or credits granted on account of requirements of any governmental authority;

(b)distributor or wholesaler fees, rebates or allowances actually granted, allowed or incurred, including governmental and managed care payments; pharmacy benefit managers (or equivalents thereof); federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; or to trade customers;

(c)normal and customary trade, cash and quantity discounts, and credits;

(d)distribution services agreement fees allowed or paid to Third Party distributors;

(e)transportation costs, including insurance, for outbound freight related to delivery of RNAi Products to the extent included in the gross amount invoiced;

(f)sales taxes, value added taxes and other taxes (other than income) directly applied to the sale of RNAi Products to the extent included in the gross amount invoiced; and

(g)any other items that reduce gross sales amounts as required by GAAP or IFRS.

Sales of RNAi Products between or among Arrowhead and its Affiliates shall be excluded from the computation of Net Sales, but the subsequent final sales of RNAi Products to Third Parties by such Affiliates shall be included in the computation of Net Sales.

Notwithstanding the foregoing, in the event a RNAi Product is sold in any country as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

1.If such RNAi Product and other product(s) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of such RNAi Product sold separately, and B is the sum of the average gross selling prices in such country of such other product(s) sold separately, during the applicable quarter, or if sales of both the RNAi Product and the other product(s) did not occur in such period, then the most recent royalty reporting period in which such separate sales of both such RNAi Product and the other product(s) occurred.

2.If such RNAi Product is sold independently of the other product(s) therein in such country, but the average selling price of such other product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C, where A is the average selling price in such country of such RNAi Product sold independently and C is the average selling price in such country of the entire Combination Product.

3.If the other product(s) are sold independently of such RNAi Product therein in such country, but the average selling price of such RNAi Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction [1-(B/C)], where B is the average selling price in such country of such other product(s) and C is the average selling price in such country of the entire Combination Product.

4.If neither such RNAi Product nor the other product(s) are sold independently in such country, Net Sales for such Combination Product shall be determined by Arrowhead in its reasonable discretion based on the relative contribution of such RNAi Products and the other product(s) in the Combination Product.

“New Target” means any target that is not an Initial Target.

“Novartis-Alnylam Agreement” means the Research Collaboration and License Agreement dated October 12, 2005, as amended, between Novartis and Alnylam Pharmaceuticals, Inc.

“Novartis Disclosure Schedule” means the disclosure schedule delivered concurrently herewith by Novartis to Arrowhead and dated as of the date hereof.

“Novartis Materials” has the meaning set forth in Section 5.12.

“Novartis RNAi Business” means the business in which Novartis or any of its Affiliates are engaged as of the Effective Date of developing and commercializing products in the RNAi Field, including all of the activities associated with the Novartis RNAi Programs, and any RNAi-related chemistry programs heretofore carried out by or for Novartis or any of its Affiliates, including any RNAi formats, modifications, formulations and delivery strategies developed or used by or for Novartis or any of its Affiliates.

“Novartis RNAi IP” means the Assigned RNAi IP and Licensed RNAi IP.

“Novartis RNAi Programs” means the research and development programs carried out by Novartis or any of its Affiliates in the RNAi Field.

“Opt-In Notice” has the meaning set forth in Section 6.01(c).

“Out-License” means, with respect to any ROFN Candidate, (a) when used as a verb, to license and/or sell to a Third Party the right to market, promote, detail, distribute, offer for sale and/or sell such ROFN Candidate in any country and (b) when used as a noun, the license or sale to a Third Party of the right to market, promote, detail, distribute, offer for sale and/or sell such ROFN Candidate in any country.  For the avoidance of doubt, an Out-License of a ROFN Candidate shall be deemed to include a sale of all or substantially all of the equity interests in one or more Affiliates of Arrowhead that hold all or substantially all of Arrowhead’s and its Affiliates’ right to test, make, market, promote, detail, distribute, offer for sale and/or sell such ROFN Candidate in any country; provided that a Change of Control with respect to Arrowhead shall not constitute an Out-License of a ROFN Candidate.

“Party” means Arrowhead or Novartis.  “Parties” means Arrowhead and Novartis.

“Patent Rights” means all patents (including all reissues, reexamined patents, extensions, substitutions, confirmations, re-registrations, invalidations, supplementary protection certificates and patents of addition), patent applications (including all provisional, continuation, continuation-in-part, divisional, reexamination, and reissue applications), as well as design patents, utility models or applications therefor, together with any and all foreign or international counterparts of any of the foregoing, and all other patent applications which claim a right of priority thereto, any patents issuing on any of the foregoing, and any and all patents and patent applications (and patents issuing thereon), issued by or filed in any jurisdiction anywhere in the world.

“Patent Service Provider” has the meaning set forth in Section 5.08.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Phase 1 Clinical Trial” means a Clinical Trial of an RNAi Product that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

“Phase 2 Clinical Trial” means a Clinical Trial of an RNAi Product that would satisfy the requirements of 21 C.F.R. § 312.21(b), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

“Phase 3 Clinical Trial” means a pivotal Clinical Trial of an RNAi Product that would satisfy the requirements of 21 C.F.R. § 312.21(c), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

“Post-Closing Representation” has the meaning set forth in Section 8.13.

“Potential Contributor” has the meaning set forth in Section 7.06.

“Purchase Price” has the meaning set forth in Section 2.03.

“Regulatory Approval” means, with respect to a RNAi Product in a given country, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such RNAi Product in such country.

“Regulatory Authority” means the U.S. Food and Drug Administration or other Governmental Authorities (within or outside the United States) charged with the authority to regulate the pricing, marketing, promotion, manufacture, testing, distribution or sale of pharmaceutical products in a country or countries.

“Regulatory Materials” means, with respect to a Novartis RNAi Program , the regulatory applications, submissions, presentations, meeting minutes, notifications, communications, correspondence, responses, registrations, and/or other filings made to, received from or otherwise conducted with a Governmental Authority; copies of all registration dossiers and packages, labels and regulatory certificates; correspondence with the FDA, the United States Drug Enforcement Administration, any European Union Notified Body, the Ministry of Health, Labor and Welfare of Japan, or any other similar Governmental Authority in any country or jurisdiction, to the extent relating to the Novartis RNAi Program; vigilance reports (including, but not limited to, annual reports, expedited safety reports, and periodic safety update reports), to the extent relating to the Novartis RNAi Program; relevant pricing information; medical inquiries; written responses thereto and standard communication letters to healthcare providers, suppliers, customers or patients, including: (a) complete copies of regulatory files, including clinical data, and rights of reference; (b) a copy of the safety surveillance database; (c) copies of the variations and all correspondence related thereto; (d) copies of all labeling for all stock keeping units for all configurations of the related product; (e) copies of all expert reports, pre-clinical and clinical reports; (f) copies of all FDA establishment inspection reports, inspectional observations on FDA Form 483s, responses thereto, and any other similar reports, observations, or responses from any other Regulatory Authority, including Health Canada or the European Union Notified Bodies (or any of its competent authorities); (g) enforcement letters issued by any Regulatory Authority relating to the Product; and (h) copies of all European Union Notified Body audit reports, certificates issued by a European Union Notified Body (including ISO 13485:2003 / EN ISO 13485:2012), certificates of compliance with the Medical Device Directive 93/42/CE, and its amendments, issued by a European Union Notified Body, in each case, to the extent relating to the Novartis RNAi Program, and all correspondence related to any of the foregoing.

“Remainder” has the meaning set forth in Section 2.08.

“Required Third Party Payments” shall mean royalty payments due to a Third Party from Arrowhead to license the Third Party’s Intellectual Property Rights which are reasonably necessary for Arrowhead to research, develop, make, have made, sell, offer to sell or import RNAi Products.

“Resale Registration Statement” has the meaning set forth in Section 2.09(b).

“RNAi Business Registered IP” has the meaning set forth in Section 3.06(b).

“RNAi Field” means the use of exogenous double-stranded oligonucleotide (i.e, RNA or modified variants thereof) molecules to effect the cleavage of cellular RNA through the utilization of the guide strand in the cellular RNA-induced silencing complex (RISC); notwithstanding the foregoing, however, the RNAi Field shall exclude: (a) single-stranded antisense approaches (including, for example, RNAseH cleavage of mRNA); (b) the use of RNA as a therapeutic for protein expression (therapeutic mRNA); (c) genome editing (for example, CRISPR and CRISPR-like approaches); (d) inclusion of miRNA or RNAi constructs in gene therapy vectors; (e) the use of RNA in CART technology; and (f) the use of RNA in vaccines.

“RNAi IP” means the Novartis RNAi IP and any Intellectual Property Rights licensed to Novartis or its Affiliates under any of the Assigned Licenses.

“RNAi Product” means any product which: (a) includes exogeneous double-stranded oligonucleotide molecules (i.e., RNA or modified variants thereof) to effect the cleavage of cellular RNA through the utilization of the guide strand in the cellular RNA-induced silencing complex (RISC); and (b) is Covered by any of the RNAi IP or is based on, embodies, or incorporates, or was otherwise generated using any of the RNAi IP.  The subset of RNAi Products which are Covered by the Intellectual Property Rights licensed under the Novartis-Alnylam Agreement but are not Covered by any other RNAi IP are each referred to herein as an “RNAi Product – Alnylam Only”.

“Roche-Arrowhead Agreement” means the agreement among Arrowhead Research Corporation, Hoffman-La Roche Inc., and F. Hoffman-La Roche Ltd. dated as of October 21, 2011.

“ROFN Candidate” has the meaning set forth in Section 6.01(b).

“ROFN Rights” has the meaning set forth in Section 6.01(b).

“Royalty Period” has the meaning set forth in Section 6.02(c).

“Rule 144” has the meaning set forth in Section 5.06.

“Shares” has the meaning set forth in Section 2.04.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, all federal, state, local, foreign, income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall, profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, by contract or otherwise.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule, claim for refund, form, statement or document (including any estimated tax or information return or report) related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Technology Transfer Plan” has the meaning set forth in Section 5.11(a).

“Term Sheet Period” has the meaning set forth in Section 6.01(d).

“Third Party” means any Person other than Arrowhead, Novartis or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 7.03(a).

“Trademarks” means any and all trademarks, trade names, corporate names, company names, business names, service marks, logos, brand names, domain names and all other source or business identifiers, and the rights in any of the foregoing which arise under Applicable Law, including all goodwill symbolized thereby or associated therewith.

“Transaction Documents” means this Agreement and all agreements attached as exhibits hereto.

“Valid Claim” means, as applicable, an enumerated claim in: (a) any unexpired and issued patent included within the RNAi IP, as well as any patent filed by or on behalf of Arrowhead after the Closing which claims priority to, or shares a common priority date with, any such patent within the RNAi IP, in each case to the extent that such patents have not been disclaimed, canceled, revoked or held invalid, unenforceable, or otherwise unpatentable, by a final non-appealable decision of a court of competent jurisdiction or other Governmental Authority; or (b) any pending patent application for any applicable country: (i) that is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent, (ii) which application has been on file with the applicable patent office for no more than five years from the earliest date to which the patent application claims its earliest priority, provided that the period shall extend to seven years from the earliest date to which the patent application claims its earliest priority for any application with the patent office in Japan, and (iii) which is either included within the RNAi IP or was filed by or on behalf of Arrowhead or any of its Affiliates after Closing, but claims priority to, or shares a common priority date with, any patent or patent application included within the RNAi IP.

“Warranty Breach” has the meaning set forth in Section 7.02(a).

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Party include the successors and permitted assigns of that Party. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2
Closing

Section 2.01. Purchase, Sale and Transfer; Retained Research Right. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)Novartis agrees to sell, convey, transfer, assign and deliver to Arrowhead, and Arrowhead agrees to acquire and accept, all of Novartis’ right, title and interest in, to and under (i) the Patent Rights listed on Section 2.01(a) of the Novartis Disclosure Schedule and the inventions claimed therein, including the rights to file, prosecute, obtain issuance of, maintain and enforce U.S., foreign or international counterparts thereof, and continuations, continuations-in-part, divisions, extensions, reissues, reexaminations, and renewals of any of the foregoing, and other patent applications that claim the inventions claimed in such applications and have a right of priority thereto, including all rights in any patents issuing on any of the foregoing (collectively, the “Assigned RNAi Patents”); (ii) all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned RNAi Patents, including, without limitation, all causes of action and other enforcement rights for (A) damages, (B) injunctive relief, (C) inventorship rights and (D) any other remedies of any kind for past, current and future infringement; and (iii) rights to collect royalties or other payments under or on account of any of the Assigned RNAi Patents;

(b)Novartis agrees to sell, convey, transfer, assign and deliver to Arrowhead, and Arrowhead agrees to acquire and accept, all of Novartis’ right, title and interest in, to and under all Assigned RNAi Information;

(c)subject to Section 2.05, Novartis agrees to sell, convey, transfer, assign and deliver to Arrowhead, and Arrowhead agrees to acquire and accept, all of Novartis’ right, title and interest in and to, and Arrowhead agrees to assume, perform and discharge all of the obligations and liabilities of Novartis under, the license agreements to which Novartis is party that are listed on Section 2.01(c) of the Novartis Disclosure Schedule (each, an “Assigned License” and, collectively, the “Assigned Licenses”); and

(d)Novartis agrees to sell, convey, transfer, assign and deliver to Arrowhead, and Arrowhead agrees to acquire and accept, all of Novartis’ right, title and interest in, to and under all Assigned Other RNAi Assets.

(e)Notwithstanding the foregoing, Novartis and its Affiliates shall retain a non-exclusive, perpetual, irrevocable and worldwide right and license with the right to grant sublicenses through multiple tiers under or with respect to the Novartis RNAi IP solely for research purposes in the course of developing therapeutic products outside of the RNAi Field.

Section 2.02. Grant of Exclusive License; Sublicensing

. Upon the terms and subject to the conditions of this Agreement, effective at the Closing, Novartis hereby grants to Arrowhead, and Arrowhead agrees to acquire and accept, an exclusive (including as to Novartis and its Affiliates), worldwide right and license, solely in the RNAi Field, with the right to grant sublicenses through multiple tiers under or with respect to the Licensed RNAi IP to make and have made, to use and have used, to sell and have sold, to offer for sale, to import, to research, develop and improve and to otherwise commercially exploit in any manner RNAi Products (the “Exclusive License”). Each sublicense granted by Arrowhead (for clarity, including any further sublicenses granted by any sublicensee) shall be consistent with the terms and conditions of this Agreement.  Arrowhead shall be solely responsible for all activities of its sublicensees relating to this Agreement, and any act or omission of its sublicensees that would be a breach of this Agreement if undertaken by Arrowhead, shall be deemed a breach of this Agreement by Arrowhead. If Arrowhead becomes aware of a material breach by a sublicensee under this Agreement, Arrowhead will promptly notify Novartis in writing of the particulars of the same, and will use Commercially Reasonable Efforts to enforce the terms of such sublicense.

Section 2.03. Purchase Price

Section 2.04. . The purchase price for the Acquired RNAi Assets and the Exclusive License (the “Purchase Price”) is and shall be paid as follows:

(a)$10,000,000 in cash, of which Novartis acknowledges that $7,000,000 has previously been paid pursuant to the Exclusivity Agreement, and with the remainder to be due and payable on or before March 29, 2015;

(b)$10,000,000, payable in Arrowhead Stock in accordance with Section 2.01(a)(i);

(c)$15,000,000, payable in Arrowhead Stock on a payment date selected by Arrowhead on or before March 29, 2015;

(d)the royalty payments, when, as and if due under Section 6.02; and

(e)the milestone payments, when, as and if due under Section 6.03.

2.04Arrowhead Stock Valuation.  In valuing the Arrowhead Stock payable pursuant to Section 2.03 (all such shares of Arrowhead Stock being collectively referred to herein as the “Shares”), the number of shares to be delivered shall be calculated based on the average closing price of the Arrowhead Stock, as reported on the NASDAQ Global Market, for the ten trading days ending two trading days immediately prior to the applicable payment date. If the issuance of all or any portion of the Shares would require the approval of Arrowhead’s stockholders pursuant to Rule 5635(A)(1) of the NASDAQ Listing Rules and such approval has not been obtained on or prior the applicable payment date, then Arrowhead shall (i) issue to Novartis the maximum number of Shares issuable to Novartis in compliance with Rule 5635(A)(1) of the NASDAQ Listing Rules in the absence of such stockholder approval, and (ii) pay to Novartis an amount in cash equal to the difference in value.

Section 2.05. Closing (a). The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Gibson, Dunn & Crutcher, LLP, 555 Mission Street, Suite 3000, San Francisco, California, on the Effective Date. At the Closing:

(a)Arrowhead shall deliver:

(i)to Arrowhead’s registered transfer agent, with a copy to Novartis, irrevocable instructions, executed by an officer of Arrowhead and in a form reasonably acceptable to Novartis, instructing the transfer agent (A) to issue certificates for the Arrowhead Stock due under Section 2.03(b), registered in the name of Novartis (or such other Person as Novartis may designate), with any required transfer stamps affixed thereto and bearing the legend required pursuant to Section 2.09, and (B) to deliver such certificates to such address as Novartis may designate (it being understood that (x) Arrowhead shall use best efforts to cause the issuance and delivery of such share certificates as contemplated herein within five Business Days after the Closing and (y) such issuance shall be effective as of the Closing and the transfer agent shall be instructed accordingly); and

(ii)to Novartis, counterparts to each of the other Transaction Documents, duly executed by Arrowhead and each of its Affiliates party thereto.

(b)Novartis shall deliver to Arrowhead:

(i)all the IP Assignment Agreements that are in Novartis’ possession or under its control with respect to the Assigned RNAi IP, duly executed by Novartis, and such customary bills of sale and/or other agreements or instruments of transfer, in each case as are reasonably satisfactory to Arrowhead and Novartis, to the extent necessary to evidence the transfer of the Acquired RNAi Assets, and other rights and licenses transferred to Arrowhead pursuant to Section 2.01 to Arrowhead or to vest in Arrowhead sole and exclusive ownership thereof;

(ii)(A) originals of all invention assignments under which the inventor(s) of the inventions that are included in the Assigned RNAi Patents have assigned the inventions or any related Patent Rights to Novartis, (B) documents associated with prosecution of the patent applications included in the Assigned RNAi Patents that are in Novartis’ possession or under its control, including any unpublished patent applications included in the Assigned RNAi Patents, and (C) all other documents in Novartis’ possession or under its control constituting, comprising or directly relating to the investigation, evaluation, preparation, prosecution, maintenance, defense or filing of the patent applications included in the Assigned RNAi Patents, including any materials in Novartis’ possession or under its control relating to conception and reduction to practice of the inventions that are included in the Assigned RNAi Patents; and

(iii)counterparts to each of the other Transaction Documents, duly executed by Novartis.

Section 2.06. Understanding Regarding Assignment of Licenses and Rights. Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign any Assigned License or any claim or right or any benefit arising thereunder if such assignment, without the consent of a Third Party thereto, would constitute a breach or other contravention of such contract (an “Assignment Prohibition”); provided that the foregoing shall not limit or affect Novartis’ representations and warranties in Article 3. If an Assignment Prohibition shall exist, each Party shall, and shall cause its Affiliates to, use its Commercially Reasonable Efforts to obtain the consent of the other parties to any such Assigned License or any claim or right or any benefit arising thereunder for the assignment thereof pursuant to Section 2.01(c), as Arrowhead may reasonably request (provided that neither Novartis nor any Affiliate of Novartis shall be required to expend money or grant any accommodation (financial or otherwise) to any Third Party in connection therewith). If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Novartis thereunder so that Arrowhead would not in fact receive all such rights, Novartis and Arrowhead shall cooperate in a mutually agreeable arrangement under which Arrowhead would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Arrowhead, or under which Novartis would enforce (at the direction of Arrowhead) for the benefit of Arrowhead, with Arrowhead assuming Novartis’ obligations, any and all rights of Novartis against a Third Party thereto (including, if applicable, the right to elect to terminate such Assigned License in accordance with the terms thereof upon Arrowhead’s request); provided that neither Novartis nor any Affiliate of Novartis shall be required to expend money or grant any accommodation (financial or otherwise) to any Third Party in connection therewith, unless Arrowhead agrees to promptly reimburse Novartis or its Affiliates (as applicable) for any such expenses. Promptly after any required consents to assignment are obtained for any such Assigned License after the Closing, such Assigned License shall be transferred and assigned to Arrowhead.

Section 2.07. Patent Prosecution.

(a)Subject to the Novartis-Alnylam Agreement, Arrowhead, at its sole cost, shall have full and complete responsibility and control over the filing, prosecution, and maintenance of all Assigned RNAi Patents.  Novartis shall have full and complete responsibility and control over the filing, prosecution, and maintenance of all Licensed RNAi Patents, with expenses for such prosecution and maintenance to be shared equally by Arrowhead and Novartis.

(b)The prosecution and maintenance of the Licensed RNAi Patents will be through a mutually selected patent counsel. Within sixty (60) days following the Effective Date, the Parties shall agree on a patent counsel (“Joint Counsel”) who will be engaged by both Parties. Novartis and Arrowhead shall be jointly and equally responsible for all fees and costs charged by Joint Counsel with respect to the prosecution and maintenance of Licensed RNAi Patents, and all other mutually agreed and approved out-of-pocket costs and expenses incurred by either Party in connection with such prosecution and maintenance thereof. Joint Counsel will give each Party’s designee an opportunity to review the text of any patent applications, office action responses or other substantive documents for Licensed RNAi Patents before filing with any patent office or similar authority, shall incorporate each Party’s designee’s reasonable comments with respect thereto, and shall supply each Party’s designee with a copy of each of said documents as filed, together with notice of filing dates and serial numbers. In the event that either Party provides Joint Counsel with conflicting instructions regarding any matter relating to Licensed RNAi Patents, Joint Counsel shall make the Parties aware of such conflicting instructions and, if the Parties are not able to resolve such conflict within a reasonable time prior to the applicable filing deadline, Novartis shall have the final say as regards the preparation, filing, prosecution and maintenance of Licensed RNAi Patents, acting reasonably and in good faith with respect to protecting Arrowhead’s rights in and to the Licensed RNAi Patents.

(c)Both Parties shall reasonably cooperate with Joint Counsel in preparation, filing, prosecution and maintenance of patent applications for Licensed RNAi Patents, including providing Joint Counsel with data and other information as reasonably appropriate with respect thereto.

(d)Joint Counsel shall be instructed to keep each Party advised of the status of the prosecution and maintenance of Licensed RNAi Patents, including actual and prospective patent filings for patents, and shall provide each Party with advance copies of any papers related thereto. Joint Counsel shall also be instructed to promptly give notice to each Party of the grant, lapse, revocation, surrender, invalidation, or abandonment of any Licensed RNAi Patents.

(e)Should Novartis decide that it does not wish to continue paying for the prosecution and maintenance of a particular patent within the Licensed RNAi Patents, Novartis shall notify Arrowhead and Joint Counsel at least sixty (60) days in advance of the next deadline applicable thereto and shall allow Arrowhead to assume responsibility for such prosecution and maintenance payments incurred thirty (30) days after receipt of Novartis’s notice.  If Arrowhead assumes such responsibility, then Arrowhead may designate any counsel of its choice to handle the prosecution and maintenance of such patent and such patent shall no longer be treated as Novartis RNAi IP for purposes of any royalty obligations under this Agreement. If Arrowhead decides not to assume such responsibility, then it shall so instruct Novartis and Joint Counsel.

Section 2.08. IP Enforcement. With respect to any actual or potential infringements of any Licensed RNAi IP in the RNAi Field by a Third Party, Arrowhead shall have the exclusive right, but not the obligation, to prosecute at its own expense any action or proceeding with respect to such infringements and, with respect to any actual or potential infringements of Licensed RNAi IP outside of the RNAi Field by a Third Party, Novartis shall have the exclusive right, but not the obligation, to prosecute at its own expense any action or proceeding with respect to such infringements (Arrowhead or Novartis, in prosecuting any such action or proceeding in accordance with the foregoing, is referred to as the “Enforcing Party”).  Any recoveries resulting from enforcement actions under this Section 2.08 shall first be applied against payment of each Party’s costs and expenses in connection therewith.  Any such recoveries in excess of such costs and expenses (the “Remainder”) shall be shared by the Parties as follows:  (a) if Arrowhead initiates such action or proceeding, then such Remainder shall be treated as Net Sales and will be subject to the payment obligations to Novartis under Article 6 (and for purposes of calculating the applicable royalty rate and commercial milestones, such Remainder will be combined with any Net Sales for such calendar year), with Arrowhead retaining the balance after such payment; or (b) if Novartis initiates such action or proceeding, the Remainder shall be divided equally between the Parties. In furtherance of Enforcing Party’s enforcement rights, the other Party (the “Joined Party”) hereby agrees that the Enforcing Party may include the Joined Party as a party plaintiff in any such action or proceeding if such joinder is deemed by the Enforcing Party to be necessary to commence or maintain any action or proceeding with respect to infringement of Licensed RNAi IP.  Each Enforcing Party agrees to reasonably consult with the other Party on positions taken or statements made in any such action or proceeding relating to the scope, validity and/or infringement of claims within the Licensed RNAi IP. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into in any such action or proceeding without the consent of the Joined Party, which consent shall not unreasonably be withheld.

Section 2.09. Legends; Registration of Shares.

(a)Except as set forth below, each certificate or book entry notation representing the Shares issued to Novartis shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NO SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OR OFFER TO DO ANY OF THE FOREGOING MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL, ACCEPTABLE TO THE ISSUER, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

(b)As promptly as practicable (and in any event, within 10 days) after the Closing, Arrowhead will prepare and file a Registration Statement on Form S-3 providing for the registration of the resale of the Shares by Novartis (the “Resale Registration Statement”), with the number of Shares so registered being calculated using an assumed stock price equal to the stock price utilized in fixing the number of shares issuable under Section 2.03(b) (the “Assumed Share Price”). Arrowhead will cause the Resale Registration Statement to be declared effective within [***] days from Closing or, in the event that the Staff of the Securities and Exchange Commission selects the Resale Registration Statement for review, then it shall be declared effective within [***] days from Closing.   Upon the effectiveness of the Resale Registration Statement, Novartis may request the removal of the foregoing legend, as set forth in Section 5.06.

(c)In preparing and filing the Resale Registration Statement, Novartis shall provide such selling stockholder information, including beneficial ownership of other shares of Arrowhead capital stock, as may be reasonably requested by Arrowhead.  In the event that additional Shares are issued pursuant to Section 2.03 at an average price below the Assumed Share Price such that there becomes an insufficient number of Shares registered under the Resale Registration Statement, then Arrowhead shall, within [***] days following issuance of such excess number of Shares, file one or more additional resale registration statements on Form S-3 (or other equivalent form) covering the resale of such additional Shares; provided, however, that Arrowhead shall not be required to file any such additional registration statement(s) if such additional Shares would then be eligible for resale under Rule 144 (defined below) without volume limitations.

Article 3
Representations and Warranties Of Novartis

Except as set forth in the Novartis Disclosure Schedule, Novartis represents and warrants to Arrowhead as of the date hereof that:

Section 3.01. Corporate Authorization. The execution, delivery and performance by Novartis of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Novartis’s corporate powers and have been duly authorized by all necessary corporate action on the part of Novartis. Each Transaction Document to which Novartis is a party constitutes a valid and binding agreement of Novartis.

Section 3.02. Governmental Authorization. The execution, delivery and performance by Novartis of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with the applicable requirements of the 1933 Act, the 1934 Act and any other federal or state securities laws and (ii) any such action or filing as to which the failure to make or obtain would not have a material adverse effect on the ability of Novartis to consummate the transactions contemplated hereunder.

Section 3.03. Non-contravention. The execution, delivery and performance by Novartis of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Novartis, (ii) assuming compliance with the matters referred to in Section 3.02, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any Assignment Prohibition or right of termination, cancellation or acceleration of any right or obligation of Novartis or to a loss of any benefit to which Novartis is entitled under any provision of any agreement or other instrument binding upon Novartis or (iv) result in the creation or imposition of any material Lien on any Acquired RNAi Assets or Licensed RNAi IP, except in the case of each of clauses (ii) and (iii), as would not have, individually or in the aggregate, a material adverse effect on the ability of Novartis to consummate the transactions contemplated hereunder.

Section 3.04. Assigned Licenses. Each Assigned License is a valid and binding agreement of Novartis and is in full force and effect, no royalties, milestone payments, or other fees are due and payable with respect to any Assigned License, and neither Novartis nor, to the knowledge of Novartis, any Third Party thereto is in default or breach in any respect under the terms of any such Assigned License, except for any such defaults or breaches which would not have a material adverse effect on the ability of Novartis to consummate the transactions contemplated hereunder. Other than as listed in Section 3.04 of the Novartis Disclosure Schedule, Novartis has not received any written notice under any of the Assigned Licenses asserting that there has been or that there is likely to occur a breach or default under such Assigned Licenses.  Set forth in Section 3.04 of the Novartis Disclosure Schedule is: (a) a complete and accurate list of: (i) all targets which would give rise to “Collaboration Products” (as defined the Novartis-Alnylam Agreement), and (ii) all targets which would give rise to “Adopted Products” (as defined in the Novartis-Alnylam Agreement), in each case as of the Effective Date, and (b) a complete and accurate list of all written amendments, waivers, and other agreements affecting the rights of either party under each of the Assigned Licenses.

Section 3.05. Litigation. There is no action, suit, investigation, claim, arbitration or proceeding pending against, or to the knowledge of Novartis, threatened against or affecting in any material respect the Acquired RNAi Assets, the Licensed RNAi IP, or the consummation of the transactions contemplated hereby, nor are there any facts or circumstances to the knowledge of Novartis that would be reasonably expected to give rise to any such action, suit, investigation, claim, arbitration or proceeding.

Section 3.06. Intellectual Property. (a) The RNAi IP constitutes all material Intellectual Property Rights that are owned or Controlled by Novartis or any of its Affiliates that are necessary for or that relate specifically to the Novartis RNAi Business or the RNAi Field.  The Assigned RNAi IP constitutes all material Intellectual Property Rights that are owned by Novartis or any of its Affiliates and that relate exclusively to the RNAi Field.  The Licensed RNAi IP includes all material Intellectual Property Rights that are owned or Controlled by Novartis or any of its Affiliates and that are necessary for or that relate specifically to the Novartis RNAi Business or relate specifically to the RNAi Field, in each case, other than the Assigned RNAi IP or any Intellectual Property Rights licensed to Novartis or its Affiliates under any of the Assigned Licenses.   The Assigned Licenses constitute all of the material agreements to which Novartis or any of its Affiliates are a party and under which Intellectual Property Rights owned by a Third Party that relate exclusively to the Novartis RNAi Business or relate exclusively to the RNAi Field.

(b)Section 3.06(b) of the Novartis Disclosure Schedule contains a true, correct and complete list of all Patents Rights (including patent applications), registered Trademarks and applications for registration of Trademarks, registered copyrights and applications for registration of copyrights, and internet domain names owned by Novartis or any of its Affiliates and included in the Novartis RNAi IP (the “RNAi Business Registered IP”).  The RNAi Business Registered IP is subsisting and, to the knowledge of Novartis, valid and enforceable and has been prosecuted or obtained in accordance with Applicable Law, including with respect to inventorship.  All patent applications included in the RNAi Business Registered IP have been prosecuted in compliance with Applicable Law and are true and correct in all material respects.   To the knowledge of Novartis, no prior acts or omissions of Novartis or any of its Affiliates or representatives will result in the invalidation of or will render unenforceable, in either case, in whole or in part, any issued patent included in the RNAi Business Registered IP or that issues on any patent application included in the RNAi Business Registered IP.  To the knowledge of Novartis, all relevant prior art has been cited to the applicable Governmental Authority during the course of prosecution of all patent applications included in the RNAi Business Registered IP to the extent required by Applicable Laws for such prosecution.  All Applicable Laws regarding the duty of disclosure, candor and good faith have been complied with in connection with the filing and prosecution of each such patent application. All filing, issue, registration, renewal, maintenance, extension or other official registry fees for the RNAi Business Registered IP currently due have been paid.  Section 3.06(b) of the Novartis Disclosure Schedule sets forth a true and complete list of all such filing, issue, registration, renewal, maintenance, extension or other official registry fees for the RNAi IP included in the Assigned RNAi IP and all actions and filings with respect to such Assigned RNAi IP that are required to be taken or made within one hundred twenty (120) days after the Effective Date to maintain or continue the prosecution of each item of such Assigned RNAi IP.  No RNAi Business Registered IP is the subject of any pending interference, derivation, reissue, reexamination, opposition or cancellation, invalidity or post-grant proceeding and, to the knowledge of Novartis, none of the aforementioned proceedings is or has been threatened.

(c)Novartis exclusively owns all right, title and interest in and to all Novartis RNAi IP free and clear of all Liens, except for PAT903839-US-PSP, PAT903839-US-NP, and PAT903839-US-DIV, which are co-owned with Thermo Fisher Scientific Inc.  Neither Novartis, any of its Affiliates, nor any predecessor owner of any item of any Novartis RNAi IP has granted any license, option or other right to any Novartis RNAi IP or agreed in any material agreement to any restrictions on the use, exploitation, assertion, procurement or enforcement of any Novartis RNAi IP in any material respect.

(d)Except as set forth on Section 3.06(d) of the Novartis Disclosure Schedule, there are no legal actions or proceedings of any nature pending or, to the knowledge of Novartis, threatened against Novartis or any of its Affiliates challenging or contesting the validity, use, inventorship, ownership, enforceability, patentability or registrability of any of the Novartis RNAi IP or in which it is alleged that Novartis or any of its Affiliates have infringed, misappropriated or violated or are infringing, misappropriating or violating any Intellectual Property Rights of any Third Party.  Novartis and its Affiliates have not received any written or email communication in the prior three years in relation to the Novartis RNAi Business alleging that Novartis has infringed, misappropriated or violated or are infringing, misappropriating or violating any Intellectual Property Rights of any Third Party or inviting Novartis or any of its Affiliates to take a license under any Patent Rights owned by a Third Party.

(e)To the knowledge of Novartis, the Novartis RNAi Business as conducted prior to the Closing has not infringed, misappropriated or violated any Intellectual Property Rights of any Third Party in any material respect, and Novartis has received no written notice of any such infringement, misappropriation or violation.  To the knowledge of Novartis, no Third Party is infringing or misappropriating any Novartis RNAi IP.

(f)To the knowledge of Novartis, all current and former employees, consultants and independent contractors of Novartis or any its Affiliates who have contributed to the creation or development of any Novartis RNAi IP or other Intellectual Property Rights developed for Novartis or any of its Affiliates that are used or contemplated to be used in the conduct of the Novartis RNAi Business have executed and delivered to Novartis or the applicable Affiliate written agreements pursuant to which such individuals have assigned to Novartis or the applicable Affiliate all their rights and interest in and to all Intellectual Property Rights they may have conceived, reduced to practice, created or otherwise developed in the course of their employment or engagement with Novartis or the applicable Affiliate, and, to the knowledge of Novartis, no party thereto is in breach or default of any such agreement. To the knowledge of Novartis, no director, officer, stockholder, employee, consultant, contractor, agent or other representative of Novartis or any of its Affiliates owns or claims any rights in (nor has any of them filed an application claiming any rights in) any Novartis RNAi IP.

(g)The consummation of the transactions contemplated by this Agreement will not materially adversely affect any of Novartis’ rights to any of the RNAi IP, and all such RNAi IP will be owned or licensed to Arrowhead on identical terms and conditions immediately subsequent to the consummation of the transactions contemplated by this Agreement, without the payment of any additional consideration (other than as provided in this Agreement) in connection therewith.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any Third Party the right or option to cause or assert that: (i) Arrowhead or any of its Affiliates granting to any Third Party any rights with respect to Intellectual Property Rights or (ii) Arrowhead or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

(h)Novartis and its Affiliates have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all trade secrets and other confidential Information included in the RNAi IP, such Information has not been disclosed by Novartis, its Affiliates, or, to the knowledge of Novartis, any other Person, except pursuant to legally-binding confidentiality undertakings.

(i)The Novartis RNAi IP is not subject to any outstanding injunction, judgment, order, decree, or court ruling that limits, restricts or otherwise adversely affects the use or commercial exploitation thereof.

Section 3.07. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Novartis who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.08. Accredited Investor; Purchase for Investment. (a) Novartis is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, promulgated under the 1933 Act.

(b)Novartis is acquiring the Shares hereunder for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Novartis (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment in the Shares and is capable of bearing the economic risks of such investment.

Section 3.09. Transfer of Entire Business.  The consummation of the transactions contemplated by this Agreement will affect a sale or transfer of all or substantially all of the Novartis RNAi Business.

Section 3.10.  No Other Representations.  Except as expressly set forth in this Agreement, Novartis disclaims any express or implied representations or warranties of any nature relating to Novartis, its Affiliates, the Acquired RNAi Assets and the Licensed RNAi IP.

Article 4
Representations and Warranties of Arrowhead

Except as set forth in the Arrowhead Disclosure Schedule or the Arrowhead SEC Documents filed before the Effective Date, Arrowhead represents and warrants to Novartis as of the date hereof that:

Section 4.01. Corporate Existence and Power. Arrowhead is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have an Arrowhead Material Adverse Effect. Arrowhead is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have an Arrowhead Material Adverse Effect.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Arrowhead of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within Arrowhead’s corporate powers and have been duly authorized by all necessary corporate action on the part of Arrowhead. Each Transaction Document to which Arrowhead is a party constitutes a valid and binding agreement of Arrowhead.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Arrowhead of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with the applicable requirements of the 1933 Act, the 1934 Act and any other federal or state securities laws, (ii) compliance with the applicable requirements of the NASDAQ Global Market and (iii) any such action or filing as to which the failure to make or obtain would not have an Arrowhead Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by Arrowhead of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Arrowhead, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Arrowhead or to a loss of any benefit to which Arrowhead is entitled under any provision of any agreement or other instrument binding upon Arrowhead or (iv) result in the creation or imposition of any material Lien on any asset of Arrowhead, with such exceptions, in the case of each of clauses (ii) and (iii), as would not have, individually or in the aggregate, an Arrowhead Material Adverse Effect.

Section 4.05. Financing. Arrowhead has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06. Arrowhead Stock. The Shares delivered pursuant to Section 2.03 will be, when issued, duly authorized, validly issued, fully paid and non-assessable.  The issuance thereof is not subject to any preemptive or other similar right.

Section 4.07. Capitalization.  The authorized capital stock of Arrowhead is as set forth in the Arrowhead SEC Documents. All outstanding shares of capital stock of Arrowhead have been duly authorized and validly issued and are fully paid and non-assessable, and all shares of capital stock of Arrowhead that may be issued pursuant to any compensatory stock option or other compensation plan or arrangement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

Section 4.08. Arrowhead Subsidiaries. Each Arrowhead Subsidiary is an entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation and has all company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not have an Arrowhead Material Adverse Effect. Section 4.08 of the Arrowhead Disclosure Schedule identifies all material Arrowhead Subsidiaries and their respective jurisdictions of organization.  Except for the capital stock or other voting securities of, or ownership interests in, the Arrowhead Subsidiaries, Arrowhead does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.09. SEC Filings. (a) Arrowhead has filed with or furnished to the Securities and Exchange Commission all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Arrowhead since October 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Arrowhead SEC Documents”).

(b)As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Arrowhead SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)Each Arrowhead SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)Arrowhead has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Arrowhead, including the Arrowhead Subsidiaries, is made known to Arrowhead’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Arrowhead’s principal executive officer and principal financial officer to material information required to be included in Arrowhead’s periodic and current reports required under the 1934 Act.

(e)Arrowhead and the Arrowhead Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Arrowhead’s financial reporting and the preparation of Arrowhead’s financial statements for external purposes in accordance with GAAP. Since October 1, 2014, there have not been any (i) significant deficiencies or material weaknesses in the design or operation of internal controls which are or were reasonably likely to adversely affect Arrowhead’s ability to record, process, summarize and report financial information or (ii) fraud, whether or not material, that involved management or other employees who have or had a significant role in Arrowhead’s and the Arrowhead Subsidiaries’ internal controls.

(f)Since October 1, 2014, Arrowhead has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market.

(g)Each of the principal executive officer and principal financial officer of Arrowhead (or each former principal executive officer and principal financial officer of Arrowhead, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the Securities and Exchange Commission and the NASDAQ Capital Market, and the statements contained in any such certifications are complete and correct.

Section 4.10. Arrowhead Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Arrowhead included or incorporated by reference in the Arrowhead SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Arrowhead and its consolidated Arrowhead Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of unaudited financial statements).

Section 4.11. Absence of Certain Changes. Since October 1, 2014, the business of Arrowhead and the Arrowhead Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Arrowhead Material Adverse Effect.

Section 4.12. No Undisclosed Material Liabilities. There are no liabilities of Arrowhead or any Arrowhead Subsidiary of any kind that are required under GAAP to be recorded as liabilities on the balance sheet of Arrowhead or any Arrowhead Subsidiary, other than:

(a)liabilities provided for in Arrowhead’s most recent audited consolidated balance sheet included in a Arrowhead SEC Document prior to the date hereof or in the notes thereto;

(b)liabilities incurred in the ordinary course of business of Arrowhead and the Arrowhead Subsidiaries consistent with past practices since the date of Arrowhead’s most recent audited consolidated balance sheet included in a Arrowhead SEC Document prior to the date hereof;

(c)liabilities disclosed on Schedule 4.12;

(d)liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed by Arrowhead in this Agreement or the Arrowhead Disclosure Schedule; or

(e)other undisclosed liabilities which, individually or in the aggregate, are not material to Arrowhead and the Arrowhead Subsidiaries, taken as a whole.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Arrowhead threatened against or affecting, Arrowhead or any Arrowhead Subsidiary or any of their respective properties before any arbitrator or any Governmental Authority which is reasonably likely to have an Arrowhead Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.14. Compliance with Laws and Court Orders. Neither Arrowhead nor any Arrowhead Subsidiary is in violation of any Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Arrowhead Material Adverse Effect.

Section 4.15. Taxes. (a) All federal income Tax Returns and all other material Tax Returns required to be filed with any Taxing Authority on or before the Effective Date by, or with respect to, Arrowhead have been duly and timely filed on or before the Effective Date, and such Tax Returns were accurate in all material respects;

(b)Arrowhead has timely paid all material Taxes (whether or not shown as due and payable on any Tax Return) owed by Arrowhead, including Taxes required to be withheld from amounts owing to any employee, creditor, shareholder or other Third Party;

(c)The charges, accruals and reserves for Taxes with respect to Arrowhead reflected on the books of Arrowhead (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover material Tax liabilities accruing through the end of the last period for which Arrowhead ordinarily records items on its books; and

(d)To Arrowhead’s knowledge, there is no action, suit, proceeding, investigation, audit or claim pending or proposed in writing, threatened or pending against or with respect to the Arrowhead in respect of any material Tax.

Section 4.16. Antitakeover Statutes. No antitakeover, “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under Applicable Law apply to Novartis’s acquisition of the Shares hereunder.

Section 4.17. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Arrowhead who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.18. Independent Investigation.  Arrowhead has conducted its own independent investigation, review and analysis of the Novartis RNAi Business, the Acquired RNAi Assets and the Licensed RNAi IP, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Novartis for such purpose. Arrowhead acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Arrowhead has relied solely upon its own investigation and the express representations and warranties of Novartis set forth in Article 3 of this Agreement (including related portions of the Novartis Disclosure Schedules); and (b) neither Novartis nor its Affiliates, nor any other Person has made any representation or warranty as to Novartis, the Novartis RNAi Business, the Acquired RNAi Assets, the Licensed RNAi IP or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Novartis Disclosure Schedules).

Section 4.19. No Other Representations. Except as expressly set forth in this Agreement, Arrowhead disclaims any express or implied representations or warranties of any nature relating to Arrowhead or the Arrowhead Stock.

Article 5
CERTAIN COVENANTS OF ARROWHEAD AND NOVARTIS

Arrowhead and Novartis agree that:

Section 5.01. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement and each other Transaction Document, Arrowhead and Novartis will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.02. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the consent of the other Party.

Section 5.03. Arrowhead Access to Information. Novartis will deliver to Arrowhead (i) within [***] ([***]) days after the Closing, any Assigned RNAi Books and Records, (ii) within [***] ([***]) days after the Closing, copies of those portions of any Novartis RNAi group laboratory notebooks and other tangible media in the possession or under the control of Novartis to the extent the same contains Information that is included in the Licensed RNAi IP of Novartis and which is related to the Initial Targets, (iii) within [***] ([***]) days after the Closing, copies of those portions of any Novartis laboratory notebooks and other tangible media in the possession or under the control of Novartis to the extent the same contains Information that is included in the Licensed RNAi IP of Novartis and which does not relate to Initial Targets; and (iv) within [***] ([***]) days after the Closing, copies (in CD ROM or comparable format) of all documents in the electronic data room that Novartis made available to Arrowhead; provided that Novartis shall be entitled to maintain copies of any materials referred to in each of clauses (i), (ii), (iii) and (iv) (and, in the event Novartis has not made any such copies before delivering such materials to Arrowhead, Arrowhead shall provide Novartis with “pdf” copies of such materials within [***] days of Arrowhead’s receipt thereof), which materials shall be subject to the confidentiality obligations set forth in Section 5.04; and provided further that, in the event that any Information that is not relevant to the RNAi Field is inadvertently disclosed to Arrowhead pursuant to this Section 5.03, Arrowhead covenants and agrees that it shall not use such Information for any purpose. From and after the Effective Date, Novartis will afford promptly to Arrowhead and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Arrowhead in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Assigned RNAi IP; provided that any such access by Arrowhead shall not unreasonably interfere with the conduct of the business of Novartis. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.03 shall require (i) Novartis or any of its Affiliates to violate any Applicable Law or a contract or obligation of confidentiality owing to a Third Party or waive the protection of an attorney-client privilege or (ii) the auditors and independent accountants of Novartis or any of its Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. Arrowhead shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.04. Novartis Access to Information; Cooperation on Certain Matters.  From and after the Effective Date, Arrowhead shall permit Novartis to make and maintain, solely for archival purposes, copies of any laboratory notebooks or other materials delivered to Arrowhead to the extent they contain the Assigned RNAi IP; provided that any such access by Novartis shall not unreasonably interfere with the conduct of the business of Arrowhead and shall not grant Novartis any proprietary rights to own or use the information contained therein. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.04 shall require Arrowhead or any of its Affiliates to violate any Applicable Law or a contract or obligation of confidentiality owing to a Third Party or waive the protection of an attorney-client privilege. Novartis will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Novartis RNAi IP provided to it pursuant to this Section. Novartis shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.05. Listing of Arrowhead Stock. Arrowhead shall take all necessary action to cause the Shares (subject to the limits set forth in Section 2.04) to be listed on the NASDAQ Global Market promptly following the Closing (but no later than [***] days thereafter).

Section 5.06. Legend Removal. Certificates or book entry notations (as applicable) evidencing the Shares shall not contain any legend (including the legend set forth in Section 2.09): (i) while a registration statement covering the resale of the Shares (which may include the Resale Registration Statement) is effective under the 1933 Act, (ii) following any sale of the Shares pursuant to Rule 144 under the 1933 Act (“Rule 144”), (iii) if Shares are eligible for sale under Rule 144, without the requirement for Arrowhead to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the 1933 Act.  Upon request by Novartis, following such time as a legend is no longer required under this Section 5.06, Arrowhead shall cause its counsel to issue a legal opinion to its transfer agent to effect the removal of the legend hereunder from any Shares.  Arrowhead agrees that following such time as a legend is no longer required under this Section 5.06, it will, following the delivery by Novartis to Arrowhead or its transfer agent of a certificate representing the Shares (if issued in certificated form), deliver or cause to be delivered to Novartis a certificate representing such shares that is free from all restrictive and other legends.  In removing the legend set forth in Section 2.09, Novartis undertakes and covenants that it will only sell the underlying Shares pursuant to the Resale Registration Statement or pursuant to Rule 144, when and as permitted thereunder.

Section 5.07. Notices of Certain Events. Each Party shall promptly notify the other of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document; or

(b)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.08. Patent Service Providers. Within [***] days after the Closing, Novartis agrees to deliver a notice, with copy to Arrowhead, to each Third Party engaged on the date hereof by or on behalf of Novartis or any of its Affiliates with respect to the registration, protection of, prosecution and defense of claims related to any patents included in the Assigned RNAi Patents (each, a “Patent Service Provider”). Such notice shall inform the Patent Service Provider of the assignment of the applicable Assigned RNAi Patents hereunder and shall instruct the Patent Service Provider to cease any work relating thereto on behalf of Novartis or any of its Affiliates. For the avoidance of doubt, none of Novartis or any of their respective Affiliates shall have any liability or obligation hereunder with respect to (i) the continued engagement of any Patent Service Provider from and after the Closing or (ii) any fees or other charges of any Patent Service Provider incurred after the earlier of the [***]-day period following the Closing or the date of delivery of the notice contemplated in this Section to such Patent Service Provider.

Section 5.09. Covenant Not to Challenge Patent Rights. From and after the Closing, Novartis shall not, and shall cause its Affiliates not to, challenge or knowingly assist any Third Party in challenging the validity or enforceability of the Assigned RNAi Patents, except in connection with an action brought against Novartis or its Affiliates by Arrowhead, its Affiliates, sublicensees or successors in interest. From and after the Closing, Arrowhead shall not, and shall cause its Affiliates, sublicensees or successors in interest not to, challenge or knowingly assist any Third Party in challenging the validity or enforceability of the Licensed RNAi Patents, except in connection with an action brought against Arrowhead or its Affiliates by Novartis, its affiliates, sublicensees or successors in interest.

Section 5.10. Further Assurances; Preservation of Privilege. At the reasonable request of Arrowhead and at Arrowhead’s expense, Novartis will execute and deliver such assignments and other documents and do and perform such other acts and things as Arrowhead may reasonably request to vest ownership of the Assigned RNAi IP in Arrowhead.  To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the files delivered to Arrowhead pursuant to this Agreement, Novartis will ensure that, if any such portion of such files remains under Novartis’s possession or control after the Closing, such files will not be disclosed to any Third Party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Novartis has, to the extent legally permitted, given Arrowhead prompt notice upon learning that any Third Party sought or intended to seek a court order requiring the disclosure of any such portion of such files.  To the extent that any conception and reduction to practice information is not provided as part of the files delivered pursuant to this Agreement, Novartis shall promptly respond to Arrowhead’s requests for any such additional information that may exist, if needed by Arrowhead in connection with the prosecution and enforcement of the Assigned RNAi Patents.  Novartis agrees to, and agrees to cause its Affiliates to, upon Arrowhead’s written request and at Arrowhead’s sole cost and expense, (i) disclose to Arrowhead all pertinent factual or other information and data (including disclosure of lab notebooks, reports, and similar information) reasonably available to such Person relating to the Assigned RNAi Patents, (ii) execute all applications, specifications, figures, sequence listings, oaths, declarations, affidavits, assignments and all other reasonable instruments relating to the Assigned RNAi Patents which Arrowhead or any of its Affiliate shall deem reasonably necessary, (iii) make factual witnesses to matters relating to the Assigned RNAi Patents available upon the reasonable request of Arrowhead and at its expense, and (iv) cooperate reasonably (including participation) in any legal action or proceeding related to the Assigned RNAi Patents.

Section 5.11. Technology Transfer Assistance.

(a)Technology Transfer Plan.  Within a period of [***] ([***]) months following the Effective Date, Novartis shall complete the activities assigned to Novartis as set forth in the technology transfer plan attached hereto as Schedule 5.11(a) (as it may be amended from time to time by mutual agreement of the Parties, the “Technology Transfer Plan”), at no additional cost to Arrowhead, to effect the successful transfer to Arrowhead of the Novartis RNAi IP.   Novartis shall make available to Arrowhead such number of technical personnel as may be set forth in the Technology Transfer Plan to answer any questions or provide instruction as reasonably requested by Arrowhead in connection with Arrowhead’s discovery, development, commercialization, manufacture and use of the Novartis RNAi IP.

(b)Management of Transition Activities. Each Party shall designate a reasonably sufficient number of personnel who shall be responsible for coordinating the technology transfer activities under the Technology Transfer Plan. Each Party shall cooperate with the other Party in such other Party’s conduct of technology transfer activities under the Technology Transfer Plan.

Section 5.12. Material Transfer.   Novartis may possess certain materials associated with Novartis’ RNAi activities that are useful for facilitating the rapid development of the Novartis RNAi IP by Arrowhead, which materials are set forth on Schedule 5.12 hereto (the “Novartis Materials”). Within a period of [***] ([***]) months following the Effective Date, Novartis shall complete the activities necessary to transfer the Novartis Materials in existence as of the Effective Date at no additional cost to Arrowhead.

Section 5.13. Payment to Alnylam.  Novartis covenants and agrees to make timely payment of $[***] to Alnylam in accordance with Section 3(a)(1) of the February 27, 2015 amendment to the Novartis-Alnylam Agreement.  Arrowhead covenants and agrees to make a payment of $[***] to Novartis if Arrowhead achieves the milestone event described in the first row of the table of Section 4.4(b) of the Novartis-Alnylam Agreement.

Article 6
EXCLUSIVE NEGOTATION RIGHTS; RIGHTS OF FIRST NEGOTIATION; DEVELOPMENT AND COMMMERCIALIZATION PAYMENTS AND REPORTS; DILIGENCE

Section 6.01. Exclusive Negotiation Rights; Rights of First Negotiation.  (a) Prior to Initiation of a Phase 2 Clinical Trial for a given RNAi Product or Arrowhead RNAi Product directed to an Initial Target, Novartis shall have exclusive right to negotiate a license under any Intellectual Property Rights owned or exclusively licensed to Arrowhead to make, sell or otherwise commercially exploit such RNAi Product or Arrowhead RNAi Product.  Arrowhead covenants and agrees that it shall not engage in any activities (a) that would interfere with Novartis’ rights under this Section 6.01 or (b) [***].  In the event that Novartis is unable to exercise its rights under this Section 6.01 as a result of such activities, Arrowhead shall pay to Novartis the sum of $[***].  Notwithstanding the foregoing payment, Novartis shall be free to pursue any and all other remedies in connection with a breach of this covenant.

(b)After Initiation of a Phase 2 Clinical Trial for a given Arrowhead RNAi Product directed to an Initial Target (each, after such Initiation, a “ROFN Candidate”), Novartis shall have a right of first negotiation (the “ROFN Rights”) if Arrowhead or any of its Affiliates proposes to Out-License any ROFN Candidate, subject to the limitations set forth in Section 6.01(f), or to enter into substantive discussions or negotiations with any Third Party relating to the Out-License of any such ROFN Candidate. Arrowhead shall give Novartis written notice thereof. Such notice shall include (i) a description in reasonable detail of the ROFN Candidate, including the status of its development and the status of any discussions with Regulatory Authorities relating thereto and (ii) the territory to which such Out-License would apply.

(c)Novartis shall have [***] days after receipt of a notice delivered pursuant to Section 6.01(b) to notify Arrowhead in writing that Novartis is interested in negotiating the applicable Out-License on commercially reasonable terms. If Novartis so notifies Arrowhead within this [***]-day period (such notice being an “Opt-in Notice”), Arrowhead shall as promptly as reasonably practicable thereafter provide Novartis with detailed information (including confidential information) regarding the applicable ROFN Candidate, including a summary of all biological, chemical and other ROFN Candidate data and an identification of all patents, Trademarks and/or other Intellectual Property Rights that are owned (wholly or partly), used or in-licensed by Arrowhead or its Affiliates and that are practiced by, arise from and/or otherwise relate to the ROFN Candidate and/or the manufacture or sale thereof (collectively, the “Data Package”). If Novartis does not timely provide an Opt-in Notice pursuant to this Section 6.01(c) with respect to a particular proposed Out-License, then, subject to Section 6.01(f), Arrowhead shall be free for a period of [***] months from the expiration of the [***]-day notice period to pursue that proposed Out-License with any Third Party.  Novartis’s ROFN Rights will be deemed to have lapsed unless Arrowhead has not consummated a licensing agreement for such Data Package within such [***] months of Novartis’s decision.

(d)During the Term Sheet Period (defined below) with respect to any proposed Out-License, Arrowhead will negotiate exclusively and in good faith with Novartis regarding the applicable Out-License. During such Term Sheet Period, Arrowhead shall provide (or cause to be provided) such additional information regarding the applicable ROFN Candidate reasonably requested by Novartis that is in Arrowhead’s possession or control, provided that Arrowhead shall not be required to perform any studies or expend any material funds to generate such information. Novartis shall have up to [***] days to review such additional information. During such Term Sheet Period, Novartis may (but is not required to) submit a proposal in the form of a written term sheet with respect to the definitive terms of such Out-License, including the consideration proposed to be paid in connection with such Out-License, (including, to the extent applicable, the amount of the upfront and deferred cash consideration and, to the extent that any portion of such cash consideration is to be subject to earn out obligations, milestones or other contingencies, the nature of such contingencies, the amount and term of any royalties and the amount of any research and development funding) and other material terms and conditions of such Out-License. The “Term Sheet Period” with respect to any proposed Out-License means that number of days following Novartis’ receipt of the applicable Data Package equal to [***] days, less the number of days that elapsed between Novartis’ receipt of Arrowhead’s applicable notice delivered pursuant to Section 6.01(b) and Novartis’ delivery of the applicable Opt-In Notice.

(e)Until the expiration of the Exclusivity Period with respect to a ROFN Candidate, Arrowhead shall not (and shall cause its Affiliates not to) negotiate, discuss or enter into any agreement with any Third Party with respect to any Out-License of such ROFN Candidate. The “Exclusivity Period” with respect to any ROFN Candidate means the period beginning on the date hereof and ending (i) if Novartis has not timely delivered an Opt-In Notice in accordance with Section 6.01(c), on the [***] day following Novartis’ receipt of Arrowhead’s notice delivered pursuant Section 6.01(b), or (ii) if Novartis has timely delivered an Opt-In Notice in accordance with Section 6.01(c), then at the end of the applicable Term Sheet Period; provided that the Exclusivity Period may be extended by mutual written agreement of the Parties.

(f)Following the Exclusivity Period with respect to any ROFN Candidate, Arrowhead and its Affiliates shall be entitled to negotiate and enter into a definitive agreement with respect to an Out-License of such ROFN Candidate with any Third Party; provided that (i) if Novartis has submitted a written term sheet to Arrowhead pursuant to Section 6.01(d) during the applicable Exclusivity Period, the terms of such Out-License with any Third Party may not be less favorable, on the whole, to Arrowhead or its applicable Affiliates than the terms last proposed by Novartis in any such term sheet delivered to Arrowhead during the Exclusivity Period; (ii) such Out-License must apply to the same territory identified in the applicable notice delivered by Arrowhead to Novartis pursuant to Section 6.01(b) and not to any broader territory; and (iii) if Arrowhead does not consummate an arrangement with a Third Party with respect to such Out-License within nine months after the end of the applicable Exclusivity Period, Arrowhead’s right to negotiate with and enter into such Out-License with any Person other than Novartis shall terminate until Arrowhead has complied again with the procedures set forth in this Section 6.01.

(g)Novartis will hold, and will use Commercially Reasonable Efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence (meaning that the applicable information will not be disclosed to any Third Party or used for any purpose other than as necessary to evaluate a potential Out-License), unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning a ROFN Candidate provided to Novartis pursuant to this Section 6.01 and Novartis shall be liable for any unauthorized disclosure or use of such confidential documents or information by its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors or agents.

Section 6.02. Royalty Payments. (a) For sales of any RNAi Products for which Novartis or any of its Affiliates, on the one hand, and Arrowhead or any of its Affiliates, on the other hand, do not enter into an Out-License pursuant to Section 6.01, Arrowhead shall pay Novartis royalty payments at the rates set forth in the tables below with respect to each RNAi Product during the applicable Royalty Period; provided that if there is no Valid Claim Covering such RNAi Product in a given country, or if a Generic Version of the RNAi Product has been approved for commercialization in such country, then in either case the royalty payments on such RNAi Product with respect to Net Sales generated in such country shall be reduced to an amount equal to [***]% of the royalty payments otherwise due on such Net Sales generated in such country during the applicable Royalty Period. Such royalty payments shall be paid in accordance with this Section 6.02(a). For purposes of this Section 6.02(a), a “Generic Version” of a RNAi Product shall mean (i) a generic or follow-on drug product marketed in the United States that has been approved by the FDA under 21 USC § 505(j) or 21 USC § 505(b)(2); (ii) a biosimilar or interchangeable biological product marketed in the United States that has been approved by FDA under 42 USC § 262(k); and (iii) a drug or biological product marketed outside the United States for which the equivalent foreign application for approval of a generic drug or biosimilar product has been approved by the applicable Regulatory Authority in the relevant foreign jurisdiction.

(1) RNAi Products (not including RNAi Products – Alnylam Only) directed to each Initial Target

Annual Net Sales ($US)	Royalty Rates (% annual Net Sales)
	Each Category 1 Target	Each Category 2 Target
<=$[***]	[***]%	[***]%
>$[***] - $[***]	[***]%	[***]%
>$[***]	[***]%	[***]%

(2) RNAi Products (not including RNAi Products – Alnylam Only) directed to each New Target

Annual Net Sales ($US)	Royalty Rate (% annual Net Sales)
<=$[***]	[***]%
>$[***] - $[***]	[***]%
>$[***]	[***]%

(3) RNAi Products – Alnylam Only directed to each Initial Target or each New Target

Annual Net Sales ($US)	Royalty Rate (% annual Net Sales)
>=$[***]	[***]%

(b)Until the termination of all applicable Royalty Periods, Arrowhead shall, within [***] days after the end of each fiscal quarter, (i) deliver to Novartis a statement setting forth in reasonable detail its calculation of Net Sales for the fiscal quarter then ended with respect to each RNAi Product that has had a First Commercial Sale, and (ii) pay Novartis any royalty amounts, as determined in accordance with this Section 6.02, that are accrued and unpaid as of the end of the fiscal quarter then ended.

(c)The “Royalty Period” with respect to any RNAi Product in a given country shall begin on the First Commercial Sale of such RNAi Product in such country and shall continue until the later of (i) the expiration of the last-to-expire Valid Claim Covering such RNAi Product in such country and (ii) eleven (11) years after the First Commercial Sale of such RNAi Product in such country.

(d)Arrowhead shall be entitled to deduct from royalty payments payable hereunder for a given RNAi Product [***]% of all Required Third Party Payments paid by Arrowhead with respect to such RNAi Product during the applicable reporting period; provided that in no event shall a deduction under this Section 6.02(d) be taken for royalty payments made with respect to such RNAi Product to [***] and its Affiliates under the [***] Agreement; and provided further that in no event shall a deduction under this Section 6.02(d) reduce any royalty payment with respect to any such RNAi Product payable by Arrowhead hereunder by more than [***]%.

Section 6.03. Milestone Payments. (a) Subject to Section 6.03(b), with respect to each RNAi Product as to which Arrowhead or any of its Affiliates, on the one hand, and Novartis or any of its Affiliates, on the other hand, have not entered into an Out-License pursuant to Section 6.01, Arrowhead shall pay Novartis the following amounts in accordance with Section 6.03(b) following the achievement of the following development and annual sales milestones (it being agreed that the following annual sales milestones will be determined on a calendar year basis):

(1)RNAi Products directed to each Initial Target

(A) Development Milestones for each Initial Target

Milestone	Payment ($US)
	Each Category 1 Target	Each Category 2 Target
Initiate Phase 2 Clinical Trial	$[***]	$[***]
Initiate Phase 3 Clinical Trial	$[***]	$[***]
Obtain Regulatory Approval in the United States	$[***]	$[***]
Obtain a second Regulatory Approval	$[***]	$[***]

(B) Sales Milestones for each Initial Target

Annual Net Sales ($US)	Payment ($US)
	Each Category 1 Target	Each Category 2 Target
$[***]	$[***]	$[***]
$[***]	$[***]	$[***]
$[***]	$[***]	$[***]

(2) RNAi Products directed to each New Target

(A)	Development Milestones for each New Target

Milestone	Payment ($US)
Initiate Phase 1 Clinical Trial	$[***]
Initiate Phase 2 Clinical Trial	$[***]
Initiate Phase 3 Clinical Trial	$[***]
Obtain Regulatory Approval in the United States	$[***]
Obtain a second Regulatory Approval	$[***]

(B) Sales Milestones for each New Target

Annual Net Sales ($US)	Payment ($US)
$[***]	$[***]
$[***]	$[***]
$[***]	$[***]

(b)Within [***] days after the achievement of any of the development milestones set forth in Section 6.03(a), Arrowhead shall notify Novartis thereof and shall pay the amounts due hereunder on. Within [***] days after the end of the first calendar quarter in which each sales milestone set forth in Section 6.03(a) is achieved, Arrowhead shall notify Novartis thereof and shall pay the amount due for such milestone hereunder on an RNAi Product-by-RNAi Product basis.

Section 6.04. Diligence; Development and Commercialization Reports.

(a)Diligence.  Arrowhead shall use Commercially Reasonable Efforts: (i) to research and develop RNAi Products and obtain Regulatory Approvals for such RNAi Products in the RNAi Field; and (ii) to commercialize each RNAi Product in each country in which it receives Regulatory Approval.

(b)Development and Commercialization Reports.  Arrowhead shall keep Novartis reasonably informed as to the progress of its and its Affiliates’ development and commercialization activities under this Agreement.  Arrowhead shall provide Novartis with a written report within [***] ([***]) days after the end of each calendar year during the term of this Agreement which summaries the development and commercialization activities performed in the proceeding [***] ([***]) months, including a summary of the results of such development and commercialization activities, provided that Arrowhead shall provide written updates during such calendar year following a material change to such development and commercialization activities described in such report.  Information contained in the reports as described in this Section 6.04(b) shall be considered to be Confidential Information of Arrowhead and may only be used for the purpose of confirming compliance with Section 6.04(a).  Arrowhead shall promptly respond to Novartis’ reasonable questions or requests for additional clarification relating to such development and commercialization activities.

Section 6.05.  Financial Records and Audit; Late Payments.

(a)Arrowhead shall, and shall cause its Affiliates and sublicensees to, maintain complete and accurate records in sufficient detail to permit Novartis to confirm the royalty and milestone payments payable under this Agreement and to verify the achievement of milestone events under this Agreement.  Upon reasonable prior notice, such records shall be open during regular business hours at such place or places where such records are customarily kept for a period of three (3) years following the calendar year to which they pertain.  Such inspection right shall not be exercised more often than once in any calendar year and not more frequently than once with respect to records covering any specific period of time, by an internationally recognized and independent certified public accountant selected by Novartis and reasonably acceptable to Arrowhead for the sole purpose of verifying for Novartis the accuracy of the financial reports furnished by Arrowhead, its Affiliates and sublicensees pursuant to this Agreement or of any payments made, or required to be made, by or to Novartis pursuant to this Agreement. Any such auditor shall not disclose Arrowhead’s confidential information to Novartis, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Arrowhead or the amount of payments to or by Arrowhead, its Affiliates and sublicensees under this Agreement. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within thirty (30) days after the Parties’ receipt of such final results. Novartis shall pay for such inspections, provided, that if an underpayment of more than five percent (5%) of the amount owed hereunder for the applicable period is discovered, the fees and expenses for such inspection/audit shall be paid by Arrowhead.

(b)Arrowhead shall pay Novartis interest on any late payments under this Agreement not made within fifteen (15) days of the due date at a rate per annum equal to the lesser of the three (3) month LIBOR rate for United States Dollars plus one percent (1.0%) or the maximum applicable legal rate calculated on the total number of days payment is late.

Article 7
SURVIVAL; INDEMNIFICATION

Section 7.01. Survival (a). The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is eighteen months following the Effective Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.02 for Warranty Breaches thereafter); provided that the representations and warranties contained in Section 3.06(a), 3.06(c), 3.09, 4.6, and 4.7 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 7.02. Indemnification; Certain Limitations. (a) Effective at and after the Closing, Novartis hereby indemnifies Arrowhead and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party claim or a claim solely between the Parties) (“Damages”) actually suffered by Arrowhead or any of its Affiliates arising out of any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Novartis pursuant to this Agreement.

(b)Effective at and after the Closing, Arrowhead hereby indemnifies Novartis and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Novartis or any of its Affiliates arising out of (i) any Warranty Breach or breach of covenant or agreement made or to be performed by Arrowhead pursuant to this Agreement, (ii) any matter relating to actions taken or omitted to be taken by Arrowhead prior to the Effective Date, except to the extent any such matter is indemnifiable by Novartis pursuant to Section 7.02(a), (iii) any matter relating to actions taken or omitted to be taken by Arrowhead or any of its Affiliates on or after the Effective Date or (iv) any liability or obligation relating to or arising out of an Assigned RNAi IP (other than any matter relating to an Assigned RNAi IP that is indemnifiable by Novartis pursuant to Section 7.02(a)).

(c)Certain Limitations.  The indemnification provided for in Section 7.02(a) shall be subject to the following limitations:

(i)Novartis shall not be liable to Arrowhead for indemnification under Section 7.02(a) until the aggregate amount of all Damages in respect of indemnification under Section 7.02(a) exceeds $[***] (the “Deductible”), in which event Novartis shall only be required to pay or be liable for Damages in excess of the Deductible. With respect to any claim as to which Arrowhead may be entitled to indemnification under Section 7.02(a), Novartis shall not be liable for any individual or series of related Damages that do not exceed $[***] (which Damages shall not be counted toward the Deductible).

(ii)The aggregate amount of all Damages for which Novartis shall be liable pursuant to Section 7.02(a) shall not exceed the lesser of: (A) the sum of the cash payments made by Arrowhead to Novartis under this Agreement as of the date that Damages are awarded to Arrowhead; or (B) $[***].

(iii)Novartis shall not be liable under this Article 7 for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Novartis contained in this Agreement if Arrowhead had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.03. Third Party Claim Procedures. (a) The Party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any Third Party (each, a “Third Party Claim”) in respect of which indemnity may be sought under Section 7.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and may, upon written notice to the Indemnified Party, assume control of the defense, appeal and settlement of such Third Party Claim and appoint lead counsel for such defense, in each case at its sole cost and expense; provided, however, that the Indemnifying Party shall not be entitled to (i) assume the defense, appeal or settlement of any Third Party Claim if (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (B) the Third Party Claim seeks any injunction or equitable relief against the Indemnified Party or (ii) maintain control of the defense, appeal or settlement of any Third Party Claim if the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim and the Indemnified Party has provided prior written notice and a reasonable opportunity for the Indemnifying Party to cure such failure.

(c)If the Indemnifying Party is entitled to do so and has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Third Party Claim; provided that if the Indemnified Party shall reasonably conclude that (i) there is a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (ii) there are specific defenses or claims available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the reasonable fees and disbursements of one counsel for the Indemnified Party shall be paid by the Indemnifying Party; provided that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim and shall be entitled to all reasonable fees and expenses of counsel incurred in connection therewith prior to such date.

(d)If the Indemnifying Party is entitled to do so and has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, the Indemnifying Party shall not enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings, the Indemnifying Party shall not be obligated to indemnify any Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. The notice shall set forth (i) that such Indemnified Party has paid, incurred or reasonably anticipates incurring Damages, for which such Indemnified Party is entitled to recovery under Section 7.02, (ii) a written statement describing the nature of the claim and the basis therefor, (iii) the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim and (iv) if applicable, the instructions for payment to such Indemnified Party (taking into account, for purposes of the foregoing clauses, the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 8.06.

Section 7.05. Calculation of Damages. (a) The amount of any Damages payable under Section 7.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)For the avoidance of doubt, the Indemnifying Party shall not be liable under Section 7.02 for (i) special, punitive, indirect or consequential Damages, (ii) any Damages to the extent not the probable and reasonably foreseeable result of any breach by the Indemnifying Party of a representation and warranty or covenant contained in this Agreement or (iii) Damages for lost profits; provided that this Section 7.05(b) shall not apply to any Damages that are recovered by Third Parties in connection with a Third Party Claim. Notwithstanding anything in this Agreement to the contrary, no Damages shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Arrowhead in the valuation of the Novartis RNAi Business. No Indemnified Party shall be entitled to recover Damages or otherwise be indemnified hereunder (or receive other payment, reimbursement or restitution) more than once in respect of any one given liability, loss, cost or shortfall, regardless of whether more than one claim for Damages arises in respect of it.

(c)Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(d)Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 7.02.

Section 7.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a Third Party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 7.07. Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing (i) Arrowhead waives, any rights and claims Arrowhead or any of its Affiliates may have against Novartis or any of its Affiliates, whether in law or in equity, relating to the Acquired RNAi Assets or the transactions contemplated hereby and (ii) Novartis waives any such rights and claims Novartis and its Affiliates may have against Arrowhead or any of its Affiliates. The rights and claims waived by Arrowhead and Novartis and their respective Affiliates include claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Subject to Section 8.12, after the Closing, Section 7.02 will provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

Article 8
MISCELLANEOUS

Section 8.01. Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Arrowhead, to:

Arrowhead Research Corporation

225 South Lake Avenue, Suite 300

Pasadena, California 91101

Attention: Christopher Anzalone, Ph.D.

Facsimile No.: (626) 304-3401

E-mail: canzalone@arrowres.com

with a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Attention: Ryan A. Murr

Facsimile No.: (415) 374-8430

E-mail: rmurr@gibsondunn.com

if to Novartis, to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, Massachusetts  02139

Attention:  General Counsel

Facsimile No.:  (617) 871-5786

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 8.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto, except that (i) Novartis may transfer or assign its rights and obligations under this Agreement in whole or from time to time in part to one or more of its Affiliates and (ii) either Party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any successor in interest by way of a Change of Control; provided that (A) in the case of clause (ii), such successor shall have executed and delivered to the other Party, an acknowledgement in writing that effective as of such transfer or assignment, such successor shall be bound by this Agreement to the identical extent applicable the assignor or transferor, as applicable, and (B) in the case of clauses (i) and (ii), no such transfer or assignment shall relieve the assigning or transferring Party of its obligations hereunder or enlarge, alter or change any obligation of any other Party. If a Change of Control occurs with respect to Arrowhead, Arrowhead shall cause each successor in interest and acquiring Person (to the extent such Person would not, by the nature of the transaction, become so bound by operation of law) to execute and deliver to Novartis an acknowledgement in writing that such Person shall be bound by the terms of Article 6 to the identical extent applicable to Arrowhead.

Section 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.06. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.01 shall be deemed effective service of process on such Party.

Section 8.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 8.09. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and each other Transaction Document.

Section 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11. Disclosure Schedules; Arrowhead SEC Documents. (a) Novartis and Arrowhead have set forth information on the Novartis Disclosure Schedule and the Arrowhead Disclosure Schedule, respectively, in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The Parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the other Party and (ii) the disclosure by either Party of any matter in the Schedules shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

(b)The Parties agree that any information contained in any part of any Arrowhead SEC Document shall be deemed an exception to (or a disclosure for purposes of) a representation and warranty of Arrowhead only if the relevance of that information as an exception to (or a disclosure for purposes of) such representation and warranty is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made; provided that in no event shall any information contained in any part of any Arrowhead SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of Arrowhead contained in this Agreement.

Section 8.12. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13. Waiver of Conflicts Regarding Representation; Non-assertion of Attorney-Client Privilege. (a) Arrowhead waives and will not assert any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Novartis, any Affiliate of Novartis or any stockholder, officer, employee or director of Novartis (any such Person, a “Designated Person”) in any matter involving the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing Novartis or any Affiliate of Novartis in connection with the Transaction Documents or any other agreements or transactions contemplated hereby or thereby (the “Current Representation”).

(b)Arrowhead waives and will not assert any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Arrowhead, and following the Closing, with Novartis, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Novartis; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Christopher Anzalone
Name: Christopher Anzalone
Title: Chief Executive Officer

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

By:	/s/ Scott A. Brown
Name: Scott A. Brown Title: VP, General Counsel

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